UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  )*

Nuverra Environmental Solutions, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

67091K302
(CUSIP Number)

December 31, 2017
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 67091K302	SCHEDULE 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ascribe Capital LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,970,340 shares of Common Stock

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,970,340 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,970,340 shares of Common Stock

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
42.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA, OO

CUSIP No. 67091K302	SCHEDULE 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
American Securities LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
5,409,95 shares of Common Stock

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
5,409,95 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,409,95 shares of Common Stock

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
46.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 67091K302	SCHEDULE 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ascribe III Investments LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,970,340 shares of Common Stock

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,970,340 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,970,340 shares of Common Stock

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
42.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 67091K302	SCHEDULE 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ascribe Opportunities Fund III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,970,340 shares of Common Stock

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,970,340 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,970,340 shares of Common Stock

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
42.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 67091K302	SCHEDULE 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ascribe Opportunities Fund III(B), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,970,340 shares of Common Stock

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,970,340 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,970,340 shares of Common Stock

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
42.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 67091K302	SCHEDULE 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ascribe Associates III, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,970,340 shares of Common Stock

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,970,340 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,970,340 shares of Common Stock

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
42.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 67091K302	SCHEDULE 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ascribe Management LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
439,619 shares of Common Stock

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
439,619 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
439,619 shares of Common Stock

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA, OO

CUSIP No. 67091K302	SCHEDULE 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ascribe II Investments LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
439,619 shares of Common Stock

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
439,619 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
439,619 shares of Common Stock

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 67091K302	SCHEDULE 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ascribe Opportunities Fund II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
439,619 shares of Common Stock

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
439,619 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
439,619 shares of Common Stock

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 67091K302	SCHEDULE 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ascribe Opportunities Fund II(B), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
439,619 shares of Common Stock

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
439,619 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
439,619 shares of Common Stock

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 67091K302	SCHEDULE 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ascribe Associates II, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
439,619 shares of Common Stock

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
439,619 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
439,619 shares of Common Stock

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

Item 1(a).	Name of Issuer:

Nuverra Environmental Solutions, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

14624 N. Scottsdale Road, Suite #300, Scottsdale, Arizona 85254

Item 2(a).	Name of Person Filing:

This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons”:

(i)	Ascribe Capital LLC, a Delaware limited liability company;
(ii)	American Securities LLC, a Delaware limited liability company;
(iii)	Ascribe III Investments LLC, a Delaware limited liability company;
(iv)	Ascribe Opportunities Fund III, L.P., a Delaware limited partnership;
(v)	Ascribe Opportunities Fund III(B), L.P., a Delaware limited partnership;
(vi)	Ascribe Associates III LLC, a Delaware limited liability company;
(vii)	Ascribe Management LLC, a Delaware limited liability company;
(viii)	Ascribe II Investments LLC, a Delaware limited liability company;
(ix)	Ascribe Opportunities Fund II, L.P., a Delaware limited partnership;
(x)	Ascribe Opportunities Fund II(B), L.P., a Delaware limited partnership; and
(xi)	Ascribe Associates II LLC, a Delaware limited liability company.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each of the Reporting Persons is c/o American Securities LLC, 299 Park Avenue, 34th Floor, New York NY 10171.

Item 2(c).	Citizenship:

See disclosure in Item 2(a).

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share

Item 2(e).	CUSIP Number:

67091K302

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

The percentage set forth in this Schedule 13G is calculated based upon the 11,695,580 shares of Common Stock outstanding as of February 28, 2018 as reported on the Issuer’s Form 10-K for the fiscal year ended December 31, 2017 filed with the Securities and Exchange Commission on March 16, 2018.

The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each Reporting Person.

The filing of this statement should not be construed as an admission that any of the Reporting Persons is, for purposes of Section 13 of the Act, the beneficial owner of the Common Stock reported herein.
Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 20, 2018

Ascribe Capital LLC

By:	/s/ Lawrence First
	Name:	Lawrence First
	Title:	Managing Director

American Securities LLC

By:	/s/ Michael G. Fisch
	Name:	Michael G. Fisch
	Title:	Chief Executive Officer

Ascribe III Investments LLC

By Ascribe Capital LLC, its investment manager

By:	/s/ Lawrence First
	Name:	Lawrence First
	Title:	Managing Director

Ascribe Opportunities Fund III, L.P.

By Ascribe Capital LLC, its investment manager

By:	/s/ Lawrence First
	Name:	Lawrence First
	Title:	Managing Director

Ascribe Opportunities Fund III(B), L.P.

By Ascribe Capital LLC, its investment manager

By:	/s/ Lawrence First
	Name:	Lawrence First
	Title:	Managing Director

Ascribe Associates III, LLC

By American Securities LLC, its managing member

By:	/s/ Michael G. Fisch
	Name:	Michael G. Fisch
	Title:	Chief Executive Officer

Ascribe Management LLC

By:	/s/ Lawrence First
	Name:	Lawrence First
	Title:	Managing Director

Ascribe II Investments LLC

By Ascribe Management LLC, its investment manager

By:	/s/ Lawrence First
	Name:	Lawrence First
	Title:	Managing Director

Ascribe Opportunities Fund II, L.P.

By Ascribe Management LLC, its investment manager

By:	/s/ Lawrence First
	Name:	Lawrence First
	Title:	Managing Director

Ascribe Opportunities Fund II(B), L.P.

By Ascribe Management LLC, its investment manager

By:	/s/ Lawrence First
	Name:	Lawrence First
	Title:	Managing Director

Ascribe Associates II, LLC

By American Securities LLC, its managing member

By:	/s/ Michael G. Fisch
	Name:	Michael G. Fisch
	Title:	Chief Executive Officer

EXHIBIT 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATE: March 20, 2018

Ascribe Capital LLC

By:	/s/ Lawrence First
	Name:	Lawrence First
	Title:	Managing Director

American Securities LLC

By:	/s/ Michael G. Fisch
	Name:	Michael G. Fisch
	Title:	Chief Executive Officer

Ascribe III Investments LLC

By Ascribe Capital LLC, its investment manager

By:	/s/ Lawrence First
	Name:	Lawrence First
	Title:	Managing Director

Ascribe Opportunities Fund III, L.P.

By Ascribe Capital LLC, its investment manager

By:	/s/ Lawrence First
	Name:	Lawrence First
	Title:	Managing Director

Ascribe Opportunities Fund III(B), L.P.

By Ascribe Capital LLC, its investment manager

By:	/s/ Lawrence First
	Name:	Lawrence First
	Title:	Managing Director

Ascribe Associates III, LLC

By American Securities LLC, its managing member

By:	/s/ Michael G. Fisch
	Name:	Michael G. Fisch
	Title:	Chief Executive Officer

Ascribe Management LLC

By:	/s/ Lawrence First
	Name:	Lawrence First
	Title:	Managing Director

Ascribe II Investments LLC

By Ascribe Management LLC, its investment manager

By:	/s/ Lawrence First
	Name:	Lawrence First
	Title:	Managing Director

Ascribe Opportunities Fund II, L.P.

By Ascribe Management LLC, its investment manager

By:	/s/ Lawrence First
	Name:	Lawrence First
	Title:	Managing Director

Ascribe Opportunities Fund II(B), L.P.

By Ascribe Management LLC, its investment manager

By:	/s/ Lawrence First
	Name:	Lawrence First
	Title:	Managing Director

Ascribe Associates II, LLC

By American Securities LLC, its managing member

By:	/s/ Michael G. Fisch
	Name:	Michael G. Fisch
	Title:	Chief Executive Officer